Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is entered into as of March      , 2007 by and between Sun New Media, Inc., a Minnesota corporation (“SNMI MN”), and Delaware Sun New Media, Inc., a Delaware corporation (“SNMI Delaware”).

RECITALS

WHEREAS, SNMI Delaware is a corporation duly organized and existing under the laws of the State of Delaware;

WHEREAS, SNMI MN is a corporation duly organized and existing under the laws of the State of Minnesota;

WHEREAS, on the date of this Merger Agreement, SNMI Delaware has authority to issue 750,000,000 shares of Common Stock, par value $0.01 per share (the “SNMI Delaware Common Stock”), of which 1,000 shares are issued and outstanding and owned by SNMI MN and 250,000,000 shares of Preferred Stock, par value $0.01 per share (the “SNMI Delaware Preferred Stock”), of which no shares are issued or outstanding;

WHEREAS, on the date of this Merger Agreement, SNMI MN has authority to issue 750,000,000 shares of Common Stock (the “SNMI MN Common Stock”) and 250,000,000 shares of Preferred Stock (the “SNMI MN Preferred Stock”);

WHEREAS, the respective Boards of Directors for SNMI Delaware and SNMI MN have determined that, for the purpose of effecting the reincorporation of SNMI MN in the State of Delaware, it is advisable and to the advantage of said two corporations and their shareholders that SNMI MN merge with and into SNMI Delaware, with SNMI Delaware as the surviving corporation, upon the terms and conditions herein provided (the “Reincorporation”); and

WHEREAS, the respective Boards of Directors of SNMI Delaware and SNMI MN have approved this Merger Agreement and the stockholders of SNMI Delaware and SNMI MN have approved the terms of the Reincorporation.

NOW, THEREFORE, BE IT RESOLVED, in consideration of the mutual agreements and covenants set forth herein, SNMI MN and SNMI Delaware hereby agree to merge as follows:

1.             Merger.  SNMI MN shall be merged with and into SNMI Delaware, and SNMI Delaware shall survive the merger (“Merger”), effective upon the date when this Merger Agreement is made effective in accordance with applicable law (the “Effective Date”).

2.             Governing Documents.  The Bylaws of SNMI Delaware, in effect on the Effective Date, shall continue to be the Bylaws of SNMI Delaware as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.  The Certificate of Incorporation of SNMI Delaware shall continue to be the Certificate of Incorporation of SNMI Delaware as the surviving Corporation, provided, however, that ARTICLE FOURTH of the Certificate of Incorporation shall hereby be amended and restated as follows:

“FOURTH:  “The total number of shares of all classes which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) consisting of Three Hundred Fifty Million (350,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”) and One Hundred Fifty Million (150,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Directors and Officers. As of the Effective Date, the officers of the surviving corporation shall be as follows:

Bruno Wu	Chief Executive Officer
Jeffery Li	Chief Financial Officer and Secretary

As of the Effective Date, the five (5) directors of the surviving corporation shall be: Bruno Wu (Chairman), Yu Bing, Walter Beach, Ren Huiliang and Chen Zhaobin and such positions shall be divided into three classes as follows: Yu Bing and Walter beach shall serve as the Class I Directors, whose term shall expire at the first Annual Meeting of the Stockholders of the Corporation following the Reincorporation; Ren Huiliang and Chen Zhaobin shall serve as the Class II Directors, whose term expires at the second Annual Meeting of the Stockholders of the Corporation following the Reincorporation; and Bruno Wu shall serve as the Class III Director whose terms expire at the third Annual Meeting of the Stockholders of the Corporation following the Reincorporation.

3.             Succession.  On the Effective Date, SNMI Delaware shall succeed to SNMI MN in the manner of and as more fully set forth in Section 259 of the General Corporation Law of the State of Delaware.

4.             Further Assurances.  From time to time, as and when required by SNMI Delaware or by its successors and assigns, there shall be executed and delivered on behalf of SNMI MN such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in SNMI Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of SNMI MN, and otherwise to carry out the purposes of this Merger Agreement and the officers and directors of SNMI Delaware are fully authorized in the name and on behalf of SNMI MN or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.             Stock of SNMI MN.

a.             Common Stock.  Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of SNMI MN Common Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of SNMI Delaware Common Stock.

b.             Preferred Stock.  Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of each series of SNMI MN Preferred Stock outstanding immediately prior thereto shall be changed and converted into one (1) fully paid and nonassessable share of SNMI Delaware Preferred Stock of an equivalent series.

6.             Stock Certificates.  On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of SNMI MN stock shall be deemed for all purposes to evidence ownership of and to represent the shares of SNMI Delaware stock into which the shares of SNMI MN stock represented by such certificates have been converted as herein provided.  The registered owner on the books and records of SNMI Delaware or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to SNMI Delaware or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of SNMI Delaware stock evidenced by such outstanding certificate as above provided.

7.             Options, Warrants and All Other Rights to Purchase Stock.  Upon the Effective Date, each outstanding option, warrant or other right to purchase shares of SNMI MN stock, including those options granted under the 2006 Stock Plan (the “Plan”) of SNMI MN, shall be converted into and become an option, warrant, or right to purchase the same number of shares of SNMI Delaware stock, at a price per share equal to the exercise price of the option, warrant or right to purchase SNMI MN stock and upon the same terms and subject to the same conditions as set forth in the Plan and other agreements entered into by SNMI MN pertaining to such options, warrants, or rights.  A number of shares of SNMI Delaware stock shall be reserved for purposes of such options, warrants, and rights equal to the number of shares of SNMI MN stock so reserved as of the Effective Date.  As of the Effective Date, SNMI Delaware shall assume all obligations of SNMI MN under agreements pertaining to such options, warrants, and rights, including the Plan, and the outstanding options, warrants, or other rights, or portions thereof, granted pursuant thereto.

8.             Other Employee Benefit Plans.  As of the Effective Date, SNMI Delaware hereby assumes all obligations of SNMI MN under any and all employee benefit plans in effect as of said date or with respect to which employee rights or accrued benefits are outstanding as of said date.

9.             Outstanding Common Stock of SNMI Delaware.  Forthwith upon the Effective Date, the one thousand (1,000) shares of SNMI Delaware Common Stock presently issued and outstanding in the name of SNMI MN shall be canceled and retired and resume the status of authorized and unissued shares of SNMI Delaware Common Stock, and no shares of SNMI Delaware Common Stock or other securities of SNMI Delaware shall be issued in respect thereof.

10.           Amendment.  At any time, to the extent legally permitted, this Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Boards of Directors of SNMI Delaware and SNMI MN to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purposes and intent of this Merger Agreement.

11.           Abandonment.  At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either SNMI MN  or SNMI Delaware or both.

12.           Counterparts.  In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by resolution of the Board of Directors of SNMI MN and SNMI Delaware, is hereby executed on behalf of each of said two corporations by their respective officers thereunto duly authorized.

Delaware Sun New Media, Inc. a Delaware corporation

/s/ Jeffery Li
By:	Jeffrey Li

SUN NEW MEDIA, INC. a Minnesota corporation

/s/ Bruno Wu
By:	Bruno Wu